Attachment Q.77C

The Central Europe and Russia Fund, Inc.

Sub-Item 77C (a), (b) and (c): Registrant incorporates by reference Registrant's Proxy
Statement dated May 17, 2006, filed on May 17, 2006 (Accession No. 0000891092-06-
001274).

Item 77C(c):
THE CENTRAL EUROPE AND RUSSIA FUND, INC.
REPORT OF STOCKHOLDERS' MEETING

The Annual Meeting of Shareholders of The Central Europe and Russia Fund, Inc. was
held on June 20, 2006.  At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):

1. To elect three Directors to serve for a term of three years until their successors are elected and qualify.

       Number of Votes
       -------------------------
       For   Withheld
      ----   -------
Christian Strenger    11,499,440  590,899
Dr. Frank Tromel    11,471,926  618,413
Werner Walbrol    11,502,092  588,247

2. To ratify the appointment by the Audit Committee and the Board of Directors of
PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending October 31, 2006.

       Number of Votes
       -------------------------
      For  Against Abstain
      ----  ------- -------
     11,994,355 63,051  32,933

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